Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Indoor Harvest Corp.

We consent to the reference to our firm under the caption “Experts” on the Registration Statement on Form S-1/A and related Prospectus of Indoor Harvest Corp. for the registration of shares of its common stock and to the inclusion of our report dated March 23, 2016 with respect to the financial statements of Indoor Harvest Corp. as of December 31, 2015 and 2014, and for the years then ended.

/S/ Thayer O’Neal Company, LLC
Thayer O’Neal Company, LLC
Sugar Land, TX
May 9, 2016